Exhibit 99.1

Cost Plus, Inc. Announces Decision to Hire Chief Financial Officer

Oakland, CA.—December 19, 2005—Cost Plus, Inc. (Nasdaq:CPWM) announced today that it will hire Thomas D. Willardson as its Executive Vice President and Chief Financial Officer. Mr. Willardson is expected to leave his current position as Chief Financial Officer of WebSideStory, Inc. (Nasdaq:WSSI), a leading provider of on-demand digital marketing applications headquartered in San Diego, CA in late January and commence employment with Cost Plus in early February.

Mr. Willardson has a long history of senior level strategic finance positions and served as Chief Financial Officer of Archimedes Technology Group Holding, LLC and held the position of Senior Vice President, Finance and Treasurer of Leap Wireless International, Inc. Mr. Willardson has served on the board of Cost Plus since 1991 and has been past chairman of the compensation committee and currently serves as chairman of the audit committee of Cost Plus. He will resign as director and audit committee chairman of Cost Plus upon joining the Company full time in this new role.

“Tom and I have enjoyed a close professional relationship as active directors on the Cost Plus board over the past several years and share a passion and vision for the future direction of the Company” said Barry Feld, the Company’s CEO. “I can’t think of anyone with a better understanding of the finance and accounting infrastructure of Cost Plus World Market and how that infrastructure supports the overall strategy of the Company.”

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of December 19, 2005, the Company operated 267 stores in 34 states.

Contact:

Cost Plus, Inc.

Barry Feld, 510-808-9011